Exhibit 99.2

DAWSON GEOPHYSICAL REPORTS

UNAUDITED PROFORMA COMBINED FINANCIAL INFORMATION

On March 24, 2023, Dawson Geophysical Company (“the Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Wilks Brothers, LLC (“Wilks”) and Breckenridge Geophysical, LLC (“Breckenridge”), a wholly owned subsidiary of Wilks. Pursuant to the Purchase Agreement, the Company completed the purchase of substantially all of the Breckenridge assets related to seismic data acquisition services other than its multi-client data library, in exchange for a combination of equity consideration and a convertible note (the “Transaction”). As part of the Purchase Agreement, in addition to the 1,188,235 shares of our common stock issued to Wilks at closing, we entered into a convertible note to deliver 5,811,765 shares of newly-issued common stock to Wilks after the Company receives shareholder approval of the proposal to issue the shares upon conversion of the convertible note in accordance with NASDAQ Listing Rule 5635. Until such approval, a convertible note payable amounting to approximately $9.9 million is included in non-current liabilities on the Company’s Consolidated Balance Sheets.

The Purchase Agreement has been accounted for as a transfer of net assets between entities under common control in a manner similar to a pooling of interests. The effects of transactions in Breckenridge’s equity prior to the Transaction have been presented as a separate component of stockholders’ equity in the proforma adjustments on the Unaudited Proforma Combined Balance Sheet.

The Unaudited Proforma Combined Balance Sheet as of December 31, 2022 gives effect to the Purchase Agreement and the Transaction as if each had been completed on December 31, 2022. The Unaudited Proforma Combined Statement of Operations for the year ended December 31, 2022 gives effect to the Purchase Agreement and the Transaction as if each had been completed on January 1, 2022. Assumptions and estimates underlying the proforma adjustments are described in the accompanying notes, which should be read in conjunction with the proforma financial statements.

The proforma financial statements and related notes have been prepared by management in accordance with Article 11 of Regulation S-X, are provided for illustrative purposes only, and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company would have been had the Purchase Agreement and the Transaction occurred on the dates noted above, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Future results may vary significantly from the results reflected because of various factors. The proforma adjustments are based on currently available information and certain estimates and assumptions that the Company believes provide a reasonable basis for presenting the significant effects of the Purchase Agreement.

The proforma financial statements and related notes do not reflect the benefits of projected efficiencies, potential cost savings or the costs that may be necessary to achieve such savings, opportunities to increase revenue generation or other factors that may result from the Purchase Agreement and, accordingly, do not attempt to predict or suggest future results. Management cannot identify the timing, nature and amount of such savings, costs or other factors, any of which could affect the future consolidated results of operations or consolidated financial position of the Company.

The unaudited proforma financial statements have been developed from and should be read in conjunction with:

●	The audited consolidated financial statements and accompanying notes of Dawson Geophysical Company contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022; and

●	The audited consolidated financial statements and related notes of Breckenridge for the year ended December 31, 2022, which are filed as Exhibit 99.1 to the Current Report on this Form 8-K/A.

DAWSON GEOPHYSICAL COMPANY

UNAUDITED PROFORMA COMBINED BALANCE SHEET

December 31, 2022

(amounts in thousands, except share data)

	Dawson Geophysical	Breckenridge				Proforma
	Company Historical	Geophysical, LLC	Proforma			Combined
	Amounts	Historical Amounts	Adjustments			Amounts
Assets
Current assets:
Cash and cash equivalents	$13,914	$4,689	$			$18,603
Restricted cash	5,000					5,000
Short-term investments	265					265
Accounts receivable, net	6,945	1,027				7,972
Employee retention credit receivable	3,035					3,035
Prepaid expenses and other current assets	8,876	75				8,951
Total current assets	38,035	5,791		—		43,826

Property and equipment, net	18,127	2,341				20,468
Right-of-use assets	4,010					4,010
Intangibles, net	369					369
Total assets	$60,541	$8,132		$—		$68,673

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,015	$125	$			$4,140
Accrued liabilities:
Payroll costs and other taxes	1,973	28				2,001
Other	1,178	102				1,280
Deferred revenue	7,199	181				7,380
Current maturities of notes payable and finance leases	275					275
Current maturities of operating lease liabilities	1,118					1,118
Total current liabilities	15,758	436		—		16,194

Long-term liabilities:
Notes payable and finance leases, net of current maturities	207					207
Convertible note payable to controlling shareholder	—			9,880	(a)	9,880
Operating lease liabilities, net of current maturities	3,331					3,331
Deferred tax liabilities, net	136	1				137
Total long-term liabilities	3,674	1		9,880		13,555

Stockholders' equity:
Common stock	238			12	(b)	250
Additional paid-in capital	155,413			(2,197)	(c)	153,216
Accumulated deficit	(112,469)					(112,469)
Equity of Breckenridge prior to acquisition	—	7,695		(7,695)	(d)	—
Accumulated other comprehensive loss, net	(2,073)					(2,073)
Total stockholders' equity	41,109	7,695		(9,880)		38,924

Total liabilities and stockholders' equity	$60,541	$8,132		$—		$68,673

DAWSON GEOPHYSICAL COMPANY

UNAUDITED PROFORMA COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2022

(amounts in thousands, except share and per share data)

	Dawson Geophysical	Breckenridge			Proforma
	Company Historical	Geophysical, LLC	Proforma		Combined
	Amounts	Historical Amounts	Adjustments		Amounts
Operating revenues	$37,480	$16,891	$(2,201)	(e)	$52,171

Operating costs:
Operating expenses	37,910	11,164	(2,201)	(e)	46,873
General and administrative	13,785	1,728			15,513
Depreciation and amortization	9,795	2,129			11,924
	61,490	15,020	(2,201)		74,309

(Loss) income from operations	(24,010)	1,872	—		(22,138)

Other income (expense):
Interest income	316	1			317
Interest expense	(31)				(31)
Other income (expense), net	415	(4)			411
Gain from employee retention credit	2,966				2,966
(Loss) income before income tax	(20,344)	1,869	—		(18,475)

Income tax benefit (expense):
Current	9				9
Deferred	(116)				(116)
	(107)	—	—		(107)

Net (loss) income	$(20,451)	$1,869	$—		$(18,582)

Basic loss per share of common stock	$(0.86)	$—	$0.12	(f)	$(0.74)

Diluted loss per share of common stock	$(0.86)	$—	$0.12	(f)	$(0.74)

Weighted average equivalent common shares outstanding	23,782,796	—	1,188,235	(f)	24,971,031

Weighted average equivalent common shares outstanding
- assuming dilution	23,782,796	—	1,188,235	(f)	24,971,031

NOTES TO UNAUDITED COMBINED PROFORMA FINANCIAL STATEMENTS

Basis of Presentation

The accompanying unaudited proforma combined financial information was prepared based on the audited historical consolidated financial statements of Breckenridge and the audited historical consolidated financial statements of the Company, in each case, as of and for the year ended December 31, 2022. The Purchase Agreement has been accounted for as a transfer of net assets between entities under common control in a manner similar to a pooling of interests. The fair value of the consideration paid by the Company and allocation of that amount to the underlying assets acquired will be recorded by the Company as of the date of the closing of the Purchase Agreement. Costs directly related to the Purchase Agreement are expensed as incurred.

The Unaudited Proforma Combined Statement of Operations for the year ended December 31, 2022 was prepared assuming the Purchase Agreement and Transaction occurred on January 1, 2022. The Unaudited Proforma Combined Balance Sheet as of December 31, 2022 was prepared as if the Purchase Agreement and Transaction occurred on December 31, 2022.

The unaudited proforma combined financial information and related notes are presented for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company would have been had the Purchase Agreement and Transaction occurred on the dates noted above, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. If the Purchase Agreement and the Transaction had occurred in the past, the Company’s operating results might have been materially different from those presented in the unaudited proforma combined financial information. The unaudited proforma combined financial information should not be relied upon as an indication of operating results that the Company would have achieved if the Purchase Agreement and the Transaction had taken place on the dates noted above. In addition, future results may vary significantly from the results reflected in the unaudited proforma combined financial statement of operations and should not be relied upon as an indication of the future results the Company will have after the consummation of the Purchase Agreement and the Transaction. The proforma adjustments are based on currently available information and certain estimates and assumptions that the Company believes provide a reasonable basis for presenting the significant effects of the Purchase Agreement.

Consideration and Purchase Price Allocation

The preliminary allocation of the total purchase price in the Purchase Agreement is based upon Breckenridge’s audited historical financial statements.

Total consideration for the asset purchase is as follows (in thousands):

Consideration Paid	March 24, 2023
Common stock issued	$2,020
Note payable issued	9,880
Purchase price	$11,900

Because the Transaction constitutes a transaction among entities under common control, the excess purchase price over the historical carrying value of the net assets acquired was recorded as a charge to additional paid in capital. The excess purchase price over the historical carrying value of the assets at the acquisition date (unaudited and in thousands) is as follows:

Excess Purchase Price	March 24, 2023
Purchase price	$11,900
Historical carrying value of assets acquired	(1,335)
Excess purchase price	$10,565

Notes detailing adjustments to Unaudited Proforma Combined Balance Sheet and Unaudited Proforma Combined Statement of Operations

The unaudited proforma combined financial information has been compiled in a manner consistent with the accounting policies adopted by the Company.

The proforma adjustments are based on currently available information and certain estimates and assumptions that the Company believes provide a reasonable basis for presenting the significant effects of the Purchase Agreement. General descriptions of the proforma adjustments are provided below.

(a)	Upon execution of the Purchase Agreement on March 24, 2023, the Company delivered to Wilks a convertible promissory note in the principal amount of $9,880,000.50 payable on or after June 30, 2024 that, upon the terms and subject to the conditions described therein, will automatically convert into 5,811,765 newly–issued shares of common stock at a conversion price equal to $1.70 per share, subject to adjustments as described in the convertible note, after the Company receives shareholder approval of the proposal to issue the shares upon conversion of the convertible note in accordance with NASDAQ Listing Rule 5635.
(b)	This amount represents the par value of $0.01 per share for the 1,188,235 shares issued to Wilks upon execution of the Purchase Agreement on March 24, 2023.
(c)	This amount represents the impact to additional paid-in capital resulting from the shares issued associated with the Purchase Agreement and the reduction of Breckenridge’s pre-acquisition equity attributable to Wilks.

The following is a summary of the proforma adjustment amount:

Fair Value of common stock issued	$2,020
Less: par value of common stock issued	(12)
Less: excess purchase price over net assets of Breckenridge as of December 31, 2022	(4,205)
$(2,197)
(d)	This amount represents the equity of Breckenridge prior to the execution of the Purchase Agreement on March 24, 2023.
(e)	This amount represents all transactions between the Company and Breckenridge for the year ended December 31, 2022 that are being retrospectively eliminated on a combined, as pooled basis. For the year ended December 31, 2022, the Company recorded approximately $2,200,000 of related party revenue from Breckenridge. Note that sales tax charged to Breckenridge amounting to approximately $120,000 was included in operating expenses on Dawson’s Historical Consolidated Statement of Operations.
(f)	This amount represents the effect of the issuance of the 1,188,235 shares issued to Wilks upon execution of the Purchase Agreement as if such issuance had occurred on January 1, 2022.